EXHIBIT 10.3
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and General Release (hereinafter, “Agreement”) is made and entered into by and between Kenneth L. Fish (hereinafter, "Employee") and Nautilus, Inc. located at 16400 SE Nautilus Drive, Vancouver, Washington 98683 (hereinafter, “Company").
NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.    Separation of Employment. Employee's date for the termination of his at-will employment relationship is effective December 31, 2011 (“Employee Separation Date”).
2.    Consideration. Upon execution of this Agreement and in accordance with its terms and the provisions of the Employment Agreement dated December 4, 2007 between Employee and Company (“Employment Agreement”), Company will provide Employee:

A.
Effective May 10, 2011 Employee will assume the role of Vice President, Business Development. Employee will report to Wayne M. Bolio and will be responsible for the following responsibilities including, but not limited to: (1) managing the activities relating to the discontinuance of the Company's commercial fitness business both domestically and internationally; (2) exploring new opportunities for the Company's remaining business units, including the potential acquisition of new products or companies; (3) advising and consulting on maximizing royalty income under existing or new licensing arrangements; (4) supporting and assisting in any litigation efforts as determined by the Company; and (5) assisting, if needed, in transitioning the duties of the Chief Financial Officer and in advising and/or supporting the transition of various finance functions. Employee base salary as Vice President, Business Development will remain same as the base salary when he was CFO.

B.	Effective January 10, 2012, Company will pay Employee a payment in the gross amount of $122,500 from which any required taxes and withholdings will be made.

C.
The Company will continue medical and dental benefits for Employee and his eligible family members through June 30, 2012 should the Employee make a timely election for COBRA. Employee will be responsible for paying the standard employee contributions for such coverage on the same basis as if he were an active employee. Medical benefits will end on July 1, 2012 unless terminated sooner. (NOTE: Employee may be eligible thereafter to extend medical and dental benefits coverage through the remainder of the COBRA period, in accordance with applicable law, at Employee's own cost).

D.
Employee will be eligible for Q1 2011 bonus payment on the same basis as other employees based on the performance criteria and personal goals established for Q1 2011. The 20% holdback will be paid at the same time as for other officers and is not contingent on the employment status of the Employee.

E.	On December 31, 2011 Company will provide Employee at no charge his laptop computer and iPad.

F.	Effective January 10, 2012, the Company will provide Employee a payment in the amount of $30,000 for outplacement services or other purposes.

G.	Employee will continue to vest in any stock options or performance share units which he has been previously granted through December 31, 2011 in accordance with the terms of the 2005

Long Term Incentive Plan. No further vesting will occur after December 31, 2011. Employee understands that he is responsible for the tax and other legal implications of this method and Company makes no representations regarding the tax, financial, or other legal implications of any transaction related to stock options.

H.
The Company and Employee agree and warrant that payments to Employee of the sums and benefits described in Paragraphs 2A, 2B, 2C, 2D, 2E, 2F and 2G are not required under federal or state law, by Company's policies and procedures or by any contractual obligation of Company other than this Agreement.

I.	Employee acknowledges that Employee is not eligible to participate in the Company's 401(k) program after the Employee Separation Date.

J.
Employee acknowledges that Employee's last day of paid service is December 31, 2011 and that Employee is no longer an employee of Company after that date. Company does not contend that Employee's termination is for cause or misconduct.

3.    Release.
(a)    Employee understands that in conjunction with this Agreement, Company is providing Employee with more compensation than he otherwise would be entitled. In exchange, Employee, on his own behalf as well as on behalf of his marital community and his heirs, executors, administrators and assigns, hereby releases in full and forever discharges, acquits, indemnifies and holds Company harmless, and any parent, subsidiary or otherwise affiliated corporation, partnership or other business enterprise, and all of its or their past or current affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, investors, representatives, agents and employees (hereinafter collectively referred to as "Associated Persons") from any and all claims, causes of action, demands, suits, liabilities, damages, expenses and obligations of every nature, character or kind, (hereinafter collectively referred to as "Claims"), whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, including, but not limited to, any Claims which in any manner or fashion arise from or relate to Employee's employment with Company, any contractual agreements between the parties, or Employee's separation from Employment with Company. Employee understands that this release specifically refers to and includes any Claims arising under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Family Medical Leave Act, the Fair Labor Standards Act, the WARN Act, any similar state law against discrimination and/or as regards medical or personal leave, and any other applicable provisions arising under any federal, state, local or provincial law, regulation, ordinance or order or otherwise. Employee understands that this release specifically refers to and includes any damages or other personal remedies that he could obtain as a result of prevailing on a claim or charge filed with the Equal Employment Opportunity Commission or any other federal or state administrative agency.
(b)    Employee hereby represents and acknowledges that he was allowed at least twenty-one (21) days between his receipt of this Agreement and his execution thereof, during which period he was able to consider the terms thereof to his full satisfaction and obtain legal advice, with particular attention to the references to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Employee understands that, among other claims, he is giving up all claims of age discrimination against the Company which he might have under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Employee may accept and sign this Agreement before the expiration of the 21-day time period, and receive payments described herein before expiration of the 21-day time period, but he/she is not required to do so by the Company.
(c)    Through this release, Employee fully, finally and for all times settles and releases all disputes and differences within the scope of matters known or unknown, suspected or unsuspected, which now exist, may exist or have existed between him and Company or Associated Persons. In furtherance of this intention, this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The provisions of any law, regulation, statute or ordinance providing in substance that releases shall not extend to Claims, damages or injuries which are unknown or unsuspected to exist at the time of the person executing the release, are hereby expressly waived by Employee.
4.    Strict Confidentiality. Employee agrees to keep the terms and conditions of this Agreement, including any payments made hereunder, strictly confidential. Employee further agrees not to disclose such terms or conditions in any manner whatsoever, unless required by law; provided, however, that Employee may share the provisions with his spouse, attorneys, mental health counselor and tax advisors. In such cases, Employee shall take reasonable precaution to ensure that such information will be protected within the spirit of this Agreement and agrees to be responsible for any disclosure. Employee further agrees to instruct any other person, with whom Employee shares the information pursuant to this Paragraph, to likewise keep confidential the terms of this Agreement in the strictest of confidence. Notwithstanding the foregoing, it shall not be a violation of this Section for the parties to disclose this Agreement or its terms in order to comply with securities law or other similar requirements.
5.    Non admission of Liability. Employee expressly agrees and acknowledges that this Agreement in no way constitutes an admission of liability on Company's part, including Associated Persons, and this Agreement does not constitute the admission of any fact from which liability to Company, including Associated Persons, can be attributed now or at any time in the future.
6.    Promise Not To Sue. Employee represents that he has not filed any complaints, charges, or lawsuits against Company, including Associated Persons, and agrees that he will not do so at any time hereafter for Claims released herein except as may be necessary to enforce his rights pursuant to this Agreement.
7.    Employee Incurrence of Obligations Subsequent to May 10, 2011. Employee understands and agrees that effective the close of business May 10, 2011 he will not incur any expenses, obligations or liabilities of any nature on behalf of the Company without the express prior approval of Wayne M. Bolio or any alternative person(s) designated by the CEO of Nautilus. Furthermore, Employee will not bind or commit the Company nor represent himself as having any authority, of any kind, to bind or commit the Company without the express prior approval of Wayne M. Bolio or any alternative person(s) designated by the CEO of Nautilus.
8.    Return of Company Property. Employee understands and agrees that on or before the Employee Separation Date, he will turn over to the Company all equipment, files, memoranda, records and other documents (including any such items that are stored electronically) and any physical or personal property which he received from the Company and which are the property of the Company.
9.    Release of Any Claim of Age Discrimination. A special federal law applies to the release of a claim for age discrimination. For the Employee to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Employee acknowledges and agrees that the following requirements have been met:

(a)	The Agreement is written in language that is readily understandable;
(b)Employee understands that he is relinquishing any claim for age discrimination that he might assert as of the date of the Agreement;

(c)Employee is informed that he should consult an attorney regarding the Agreement if that is his wish and has been given an ample opportunity to do so;
(d)Employee has been allowed at least twenty-one (21) days to consider the Agreement before he signs and returns it to assure he has ample time to consider it;
(e)This Agreement will not be effective until seven (7) days have passed after Employee signs it; he may revoke it at any time during this seven-day period;
(f)The consideration, which Employee is receiving for signing this Agreement, is over and beyond any consideration which the Company may owe him as a result of his employment and its termination; and
(g)This Agreement does not apply to any claim(s) arising out of events occurring after the expiration of the seven (7) day revocation period.
10.    Non-disparagement and Continuing Cooperation. The Employee and Company mutually agree not to make public disparaging or negative remarks about the Employee, Company and Associated Persons. Company and Employee agree that the employment relationship, including the termination of that relationship, was an amicable, appropriate, and professional one. For a period of one year beginning on January 1, 2012, Employee agrees that he will cooperate with and assist the Company, at a mutually acceptable time and hourly rate of compensation, in any reasonable request for advice and assistance with reference to any project, initiative, or business matter for which Employee had involvement and/or responsibility while an Employee.
11.    Representations. Employee acknowledges that no other party or person, nor any agent or attorney of any party or person, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce Employee to execute this Agreement and Employee acknowledges that this Agreement has not been executed in reliance on any such promise, representation or warranty not contained herein.
12.    Enforceability of Prior Agreements. Employee acknowledges and agrees that any previous agreements or policies, including the Business Protection Agreement, he has signed relating to non-competition, confidential information and materials, assignment of rights, conflict of interest and non-solicitation (collectively referred to as “confidential information”) will continue in full force and effect in accordance with the terms of any such agreement or policy. Company understands and agrees that Employee may consult and/or perform services for entities other than the Company. Notwithstanding this, Employee agrees that he will not divulge confidential information of the Company and that any such consulting or other services will not be in violation of the confidential information provisions described in this Agreement.

13.    Voluntary Agreement. Employee represents and agrees that Employee fully understands Employee's right to discuss all aspects of this Agreement with Employee's private attorney; that to the extent, if any, that Employee desires, Employee has availed himself of this right and that Employee has carefully read and fully understands all of the provisions of this Agreement. Employee acknowledges that Employee is voluntarily entering into this Agreement without duress or coercion from any source. Both parties acknowledge that Employee may consider this Agreement for a period of up to twenty-one (21) days before signing it and that he may revoke this Agreement within seven (7) days after both parties have signed it. Only after the seven (7) day period has passed will this Agreement become effective and binding on the parties.
14.    Breach of Agreement. In the event of a breach of this Agreement, the non-breaching party shall be reimbursed for any and all reasonable attorneys' fees, expenses and costs incurred in the enforcement of this Agreement.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Washington. Venue for any action shall be in Vancouver, Washington.
16.    Entire Agreement. This Agreement expresses the full and complete agreement between the parties regarding the subject matter hereof. The terms of this Agreement are contractual and not a mere recital of promises. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this Agreement. Any modification of this Agreement shall not be effective unless it is in writing and signed by all parties to this Agreement.
If this Agreement meets with your approval, you must sign and date one original and return it to the attention of Senior Vice President, Law in Vancouver, Washington no later than May 1, 2011.
IN WITNESS WHEREOF, the parties have executed this Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth herein.

By /s/ Kenneth L. Fish Kenneth L. Fish Date: April 29, 2011	Nautilus Inc. By /s/ Wayne M. Bolio Name Wayne M. Bolio Title Senior Vice President